Exhibit 99-1

Energy East Corporation Announces First Quarter 2006 Financial Results

FOR IMMEDIATE RELEASE

Albany, NY, and Portland, ME, May 4, 2006, Energy East Corporation [NYSE:EAS] today announced the following financial results.

Earnings per share from continuing operations, basic for the quarter ended March 31, 2006, were 91 cents and for the 12 months ended March 31, 2006, were $1.60.

Earnings from continuing operations, basic for the quarter ended March 31, 2006, decreased 14 cents per share compared to $1.05 per share for the quarter ended March 31, 2005. First quarter earnings decreased due to higher operating and maintenance costs, caused largely by storm restoration costs, higher interest costs due in part to higher carrying costs on regulatory liabilities and lower electricity sales due to mild winter weather. Natural gas margins were essentially unchanged from 2005 as the effect of lower delivery volumes was largely offset by weather normalization accruals.

Earnings per share from continuing operations, basic for the 12 months ended March 31, 2006, decreased 25 cents per share compared to $1.85 for the 12 months ended March 31, 2005. The decrease in earnings per share was primarily due to higher operating and maintenance costs including storm-related repairs and maintenance, increases in bad debt expense and increases in transmission costs. In addition, the reduction also reflects the writedown of our South Glens Falls generating facility in the fourth quarter of 2005 and earnings in 2004 from the one-time effects of the sale of the Ginna nuclear power plant and the approval of Rochester Gas and Electric Company's Electric and Natural Gas Rate Agreements. Those decreases were partially offset by higher electric retail deliveries.

Unaudited Consolidated Statements of Income and Energy Delivery Statistics are presented on the following pages.

Energy East is a respected super-regional energy services and delivery company that our customers can depend on every day. We are a motivated and skilled team of professionals dedicated to creating shareholder value through our focus on profitable growth, operational excellence and strong customer partnerships. We serve about 3 million customers throughout upstate New York and New England.

Contact:	Scott Martin
Manager, Investor Relations
(207) 688-4336

Energy East Corporation
Consolidated Statements of Income - (Unaudited)

	Three Months		Twelve Months

Periods Ended March 31,	2006	2005	2006	2005

(Thousands, except per share amounts)
Operating Revenues	$1,696,554	$1,637,278	$5,357,819	$4,842,614
Sales and services
Operating Expenses
Electricity purchased and fuel used in generation	466,731	437,191	1,847,907	1,610,948
Natural gas purchased	553,543	519,130	1,303,227	1,065,928
Other operating expenses	186,106	181,673	801,448	770,318
Maintenance	52,464	42,515	207,653	175,181
Depreciation and amortization	69,404	67,921	278,700	281,866
Other taxes	73,865	68,031	252,105	247,248
Gain on sale of generation assets	-	-	-	(340,739)
Deferral of asset sale gain	-	-	-	228,785

Total Operating Expenses	1,402,113	1,316,461	4,691,040	4,039,535

Operating Income	294,441	320,817	666,779	803,079
Other (Income)	(10,400)	(7,824)	(37,849)	(34,112)
Other Deductions	4,017	1,975	13,268	11,031
Interest Charges, Net	78,720	69,736	297,880	276,637
Preferred Stock Dividends of Subsidiaries	282	476	1,281	3,179

Income from Continuing Operations Before Income Taxes	221,822	256,454	392,199	546,344
Income Taxes	88,581	102,088	156,491	275,287

Income from Continuing Operations	133,241	154,366	235,708	271,057

Discontinued Operations
Loss from businesses sold	-	-	-	(6,473)
Income taxes	-	-	-	1,433

Loss from Discontinued Operations	-	-	-	(7,906)

Net Income	$133,241	$154,366	$235,708	$263,151

Earnings per Share from Continuing Operations, basic	$0.91	$1.05	$1.60	$1.85

Earnings per Share from Continuing Operations, diluted	$0.90	$1.05	$1.60	$1.84

Total Earnings per Share, basic	$0.91	$1.05	$1.60	$1.80

Total Earnings per Share, diluted	$0.90	$1.05	$1.60	$1.79

Dividends Paid per Share	$0.29	$.275	$1.13	$1.07

Average Common Shares Outstanding, basic	147,034	146,875	147,004	146,500

Average Common Shares Outstanding, diluted	147,679	147,196	147,594	146,903

Energy Delivery Statistics - (Unaudited)
	Three Months		Twelve Months

Periods Ended March 31	2006	2005	2006	2005

Electricity (thousands of megawatt-hours)
Residential	3,300	3,402	12,499	11,892
Commercial	2,239	2,379	9,665	9,524
Industrial	1,729	1,699	7,364	7,384
Other	496	596	2,179	2,244

Total retail	7,764	8,076	31,707	31,044
Wholesale	2,503	1,984	9,985	7,741

Total	10,267	10,060	41,692	38,785

Natural Gas (thousands of dekatherms)
Residential	33,834	39,789	74,095	81,009
Commercial	11,137	13,095	24,775	26,622
Industrial	1,497	1,700	3,747	4,145
Other	3,509	3,512	11,017	11,612
Transportation of customer-owned gas	25,668	28,161	80,430	83,716

Total retail	75,645	86,257	194,064	207,104
Wholesale	47	350	580	1,681

Total	75,692	86,607	194,644	208,785